Exhibit 10.1

AMENDMENT TO
SECOND AMENDED AND RESTATED SERVICES AGREEMENT

THIS AMENDMENT TO SECOND AMENDED AND RESTATED SERVICES AGREEMENT (this "Amendment") is entered into as of February 17, 2014 by and between CVR Partners, LP, a Delaware limited partnership ("MLP"), CVR GP, LLC, a Delaware limited liability company ("GP"), and CVR Energy, Inc., a Delaware corporation ("CVR", and collectively with MLP and GP, the "Parties" and each, a "Party").

RECITALS

The Parties entered into a Second Amended and Restated Services Agreement effective as of May 4, 2012 (the "Agreement"), pursuant to which CVR agreed to provide the Services to the Services Recipients. The Parties desire to amend the Agreement in the manner set forth in this Amendment.

The parties agree as follows:

1.Capitalized Terms. Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

2.Terms. The definition of “Share-Based Compensation” contained in Section 1.01 of the Agreement is amended and restated to read as follows:

"Share-Based Compensation" means any compensation (whether equity or cash) accruing or payable under any incentive or other compensation plan or program of an employer (including, without limitation, the CVR Energy, Inc. 2007 Long Term Incentive Plan) based upon changes in the equity value of such employer or any of its Affiliates (but excluding the MLP, CVR Refining, LP and their respective subsidiaries).

3.Payment Amount. Section 3.01 of the Agreement is amended and restated to read as follows:

"Section 3.01    Payment Amount. GP shall pay or cause MLP or Fertilizer to pay, to CVR (or its Affiliates as CVR may direct) the amount of any direct or indirect expenses incurred by CVR or its Affiliates in connection with the provision of Services by CVR or its Affiliates (the "Payment Amount"), in accordance with the following:

(a)Seconded Personnel. The Payment Amount will include all Personnel Costs of Seconded Personnel, to the extent attributable to the periods during which such Seconded Personnel are provided to the Services Recipients.

(b)Shared Personnel and Administrative Personnel. The Payment Amount will include a prorata share of all Personnel Costs of Shared Personnel and Administrative Personnel (including government and public relations), as determined by CVR on a commercially reasonable basis, based on the percent of total working time that such respective personnel are engaged in performing any of the Services.

(c)Administrative Costs. The Payment amount will include the following:

(i)Office Costs. A prorata share of all office costs (including, without limitation, all costs relating to office leases, equipment leases, supplies, property taxes and utilities) for all locations of Administrative Personnel, as determined by CVR on a commercially reasonable basis, based on the Fertilizer Payroll Percentage;

(ii)Insurance. Insurance premiums will be direct charged to the applicable insured to the extent possible, and otherwise will be allocated on a commercially reasonable basis as mutually agreed upon by the Parties;

(iii)Outside Services. Services provided by outside vendors (including audit services, legal services, government and public relation services, and other services) will first be direct charged where applicable, provided, however, the Payment Amount will include a prorata share of charges for all services that are provided by outside vendors and not direct charged, as determined by CVR on a commercially reasonable basis, based on the estimated portion of such services that are for the benefit of the Services Recipients;

(iv)Other SGA Costs. A prorata share of all other sales, general and administrative costs relating to the Services Recipients, as determined by CVR on a commercially reasonable basis, based on the estimated portion of such services that are for the benefit of the Services Recipients; and

(v)Depreciation and Amortization. A prorata share of depreciation and amortization relating to all locations of Administrative Personnel, as determined by CVR on a commercially reasonable basis, based on the Fertilizer Payroll Percentage, following recognition of such depreciation or amortization as an expense on the books and records of CVR or its Affiliates.

(d)Other Costs. Bank charges, interest expense and any other costs as reasonably incurred by CVR or its Affiliates in the provision of Services will be direct charged as applicable. For the avoidance of doubt, any of the foregoing costs and expenses described in Section 3.01 that are direct charged to any Party will not be included in the Payment Amount."

4.Effective Date. Each of the amendments contemplated by this Amendment is effective as of January 1, 2014 (the "Effective Date").

5.Ratify Agreement. Except as expressly amended hereby, the Agreement will remain unamended and in full force and effect in accordance with its terms. The amendments provided herein will be limited precisely as drafted and will not constitute an amendment of any other term, condition or provision of the Agreement. References in the Agreement to "Agreement", "hereof", "herein", and words of similar import are deemed to be a reference to the Agreement as amended by this Amendment.

6.Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.

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The parties have executed this Amendment as of the date first written above, but effective as of the Effective Date.

CVR Partners, LP By: CVR GP, LLC, its general partner		CVR GP, LLC
By:	/s/ Stanley A. Riemann	By:	/s/ Susan M. Ball
Name:	Stanley A. Riemann	Name:	Susan M. Ball
Title:	Chief Operating Officer	Title:	Chief Financial Officer and Treasurer

CVR Energy, Inc.
By:	/s/ John J. Lipinski
Name:	John J. Lipinski
Title:	Chief Executive Officer and President